As filed with the Securities and Exchange Commission on November 20, 2020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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ROYCE GLOBAL VALUE TRUST, INC.
(Name of Registrant as Specified In Its Charter)

N/A
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Your Vote is Needed to Protect the Value of Your Investment in Royce Global Value Trust The Royce Global Value Trust, Inc. (the “Fund”) Special Meeting of Stockholders (the “Meeting”) is scheduled to be held on December 1, 2020. It is important that you vote NOW to approve the new investment advisory agreement and protect the value of your investment in the Fund1. As previously announced, the Fund has initiated a conditional cash tender offer to purchase up to 40% of the outstanding shares at a price equal to 100% of the Fund’s net asset value2. The completion of the tender offer is contingent on stockholders’ approval of the new investment advisory agreement. Support the Fund Manager That Has a Strong Track Record of Outperformance Vote “FOR” the new agreement with Royce, which is building on the Fund’s strong track record including… If the New Investment Advisory Agreement Is Not Approved, There May Be Negative Consequences for Stockholders, Possibly Including… A meaningful loss of value on your investment Negative tax consequences The inability for you to benefit from the conditional tender offer Consistently outperforming the Fund’s benchmark3 over key timeframes, including yearto- date, and over the past 1-, 3-, 5-year, and since inception (10/17/13) periods ended 9/30/204 Outperforming the comparable open-end Morningstar category average (US Fund World Small/Mid Stock)5 over the past 1-, 3- and 5-year periods through 9/30/204 Outperforming the Fund’s benchmark3 in each of the two previous full market cycle periods and from the 1/17/20 index peak through 9/30/204 VOTE TODAY! The liquidation of the Fund and your investment in it

You can vote by internet, telephone or by signing and dating the WHITE proxy card and mailing it in the envelope provided. If you have any questions about how to vote your shares or need additional assistance, please contact: Your Vote is Important, No Matter How Many or How Few Shares You Own Stockholders Call Toll Free: (877) 825-8906 Banks and Brokers Call: (212) 750-5833 Innisfree M&A Incorporated REMEMBER We urge you not to vote using any other colored proxy card as doing so will revoke your vote on the WHITE proxy card. 1 Due to the “change of control” that resulted from the combination of Legg Mason Inc. and Franklin Resources, Inc., a global investment management organization operating as Franklin Templeton, that caused the Fund’s previous investment advisory agreement to terminate in accordance with its terms as required by applicable law. 2 The Fund has commenced the conditional tender offer to purchase up to 40% of the Fund’s outstanding shares of common stock (the “Shares”) at a price per Share equal to 100% of the Fund’s net asset value per Share as of the close of regular trading on the New York Stock Exchange on the trading day immediately following the expiration date for the tender offer. 3 Fund benchmark is the MSCI ACWI Small Cap Index, an unmanaged, capitalization-weighted index of global small-cap stocks. Index returns include net reinvested dividends and/or interest income. 4 Returns calculated on a net asset value basis. 5 For the Morningstar World Small/Mid Stock Category: © 2020 Morningstar. All Rights Reserved. The information regarding the category in this piece: (1) is proprietary to Morningstar and/or its content providers; (2) may not be copied or distributed; and (3) is not warranted to be accurate, complete or timely. Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information. World small/mid stock portfolios invest in a variety of international stocks that are smaller. World-stock portfolios have few geographical limitations. It is common for these portfolios to invest the majority of their assets in developed markets, with the remainder divided among the globe’s smaller markets. These portfolios typically have 20%-60% of assets in U.S. stocks. This letter is not an offer to purchase nor a solicitation of an offer to sell shares of the Fund. This letter may contain statements regarding plans and expectations for the future that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking and can sometimes be identified by the use of words such as “plan,” “expect,” “will,” “should,” “could,” “anticipate,” “intend,” “project,” “estimate,” “guidance,” “possible,” “continue” and other similar terms and phrases, although not all forward-looking statements include these words. Such forward-looking statements are based on the current plans and expectations of the Fund, and are subject to risks and uncertainties that could cause actual results, performance and events to differ materially from those described in the forward-looking statements. Additionally, past performance is no guarantee of future results. Additional information concerning such risks and uncertainties are or will be contained in the Fund’s filings with the U.S. Securities and Exchange Commission, including the Fund’s Annual Report to Stockholders on Form N-CSR, for the year ended December 31, 2019, the Fund’s Semi-Annual Report on Form N-CSRS, for the six months ended June 30, 2020, and subsequent filings with the Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. The Fund undertakes no responsibility to update publicly or revise any forward-looking statement. Forward-looking Statement